                                                                      Exhibit 12

                                                     ORIENT -
                                                     EXPRESS HOTELS
                                                     LTD.

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
                                                                                                               Three Months
                                                  Years ended                                                  Ended
                                                  December 31,                                                 March 31,
                                                  --------------------------------------------------------     --------------------
                                                       1995        1996         1997     1998
                                                       ----        ----        -----     ----
    Earnings before income taxes and change in
                          accounting principle        7,086       18,207       31,241   30,396      43,168      4,512     4,396

           Equity in undistributed earnings of
                      unconsolidated companies         (861)      (3,215)      (4,141)  (5,265)     (7,971)    (1,495)   (1,728)
                   Add back dividends received          490        3,118        3,868    5,087       5,790      1,413     1,400
                                                     -------      -------      -------  -------     -------     ------   -------
 Total earnings before income taxes and change
                       in accounting principle        6,715       18,110       30,968   30,218      40,987      4,430     4,068
                                                     =======      =======      =======  =======     =======     ======   =======

                               Fixed charges :
                                      Interest       10,760       12,974       13,663   17,420      19,811      4,927     5,308
                 Amortization of finance costs        1,146        1,216        1,152    1,145         904        182       528
                                                     -------      -------      -------  -------     -------     ------   -------

                                Total interest       11,906       14,190       14,815   18,565      20,715      5,109     5,836
               Interest factor of rent expense          331          299          389      331         386         96        96
                                                     -------      -------      -------  -------     -------     ------   -------

                           Total fixed charges       12,237       14,489       15,204   18,896      21,101      5,205     5,932
                          Capitalized interest       (1,453)      (1,957)        (612)    (102)          -          -         -
                                                     -------      -------      -------  -------     -------     ------   -------

Fixed charges (excluding capitalized interest)       10,784       12,532       14,592   18,794      21,101      5,205     5,932
                                                     =======      =======      =======  =======     =======     ======   =======

      Earnings before fixed charges (excluding
       capitalized interest), income taxes and
                                     change in
                          accounting principle       17,499       30,642       45,560   49,012      62,088      9,635    10,000
                                                     =======      =======      =======  =======     =======     ======   =======

            Ratio of earnings to fixed charges          1.4          2.1          3.0      2.6         2.9        1.9       1.7
                                                     =======      =======      =======  =======     =======     ======   =======
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